Exhibit 4.2

EXECUTION VERSION

Salem Media Group, Inc.

$50,000,000

7.125% Senior Secured Notes due 2028

PURCHASE AGREEMENT

dated September 10, 2021

PURCHASE AGREEMENT

Ladies and Gentlemen:

Salem Media Group, Inc., a Delaware corporation (the “Company”), proposes to issue and sell from time to time in private placements to the several Purchasers named in Schedule A hereto or their applicable designees as provided herein (each a “Purchaser” and collectively, the “Purchasers”), acting severally and not jointly, the respective aggregate principal amounts of the Company’s 7.125% Senior Secured Notes due 2028 (the “Notes”) set forth on Schedule A attached hereto.

The Securities (as defined below) will be issued pursuant to that certain Indenture, dated as of September 10, 2021 (the “Indenture”), among the Company, the Guarantors (as defined below) from time to time party thereto and U.S. Bank National Association, as trustee (the “Trustee”) and Collateral Agent (as defined below), a form of which is attached hereto as Exhibit A. The Notes will be issued only in book entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”) pursuant to a letter of representations (the “DTC Agreement”) among the Company and the Depositary.

Delivery of the Securities to be purchased by the Purchasers and payment therefor shall be made on each Closing Date pursuant to Section 2(b) hereof.

The payment of principal of, premium (including Applicable Premium and Redemption Premium, each as defined in the Indenture), if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior secured basis, jointly and severally by the Guarantors (as defined in the Indenture) pursuant to their Note Guarantees (as defined in the Indenture). The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities.” The Securities will be secured by the Collateral, subject to the priorities set forth in the Intercreditor Agreements (as defined in the Indenture).

Proceeds from the issuance and sale of the Securities shall be used solely to refinance the Existing Senior Notes (as defined in the Indenture).

Each issuance and sale of Notes, issuance of the Guarantees, and refinancing of Existing Senior Notes from time to time on each Closing Date is referred to as, the “Transactions.”

For purposes of this Purchase Agreement (this “Agreement”), a “Business Day” means any day other than a Saturday or Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

The Securities are to be offered and sold from time to time to the Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)).

This Agreement, the Securities, the Indenture, the Security Documents and the Intercreditor Agreements are referred to herein as the “Transaction Documents.” With respect to any Closing Date, reference to the “Disclosure Package” shall be deemed to mean and include (i) the most-recent Annual Report on Form 10-K (the “Specified Annual Report”) filed with the Commission prior to such Closing Date and (ii) all Quarterly Reports on Form 10-Q relating to quarterly periods occurring after the period which is the subject of the Specified Annual Report and all Current Reports on Form 8-K relating to events occurring after the period which is the subject of the Specified Annual Report.

The Company hereby confirms its agreements with the Purchasers as follows, and this Agreement shall be effective upon execution hereof by the parties hereto:

SECTION 1 Representations and Warranties. Each of the Company and the Guarantors, jointly and severally, hereby represents, warrants and covenants to each Purchaser that, as of the date hereof and as of each Closing Date:

(a) No Registration Required. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Section 2 hereof and compliance by the Purchasers with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939.

(b) No Integration of Offerings or General Solicitation. Neither the Company, the Guarantors, nor any of their respective affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), nor any person acting on its or any of their behalf has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of the Company, the Guarantors, nor any of their respective Affiliates, or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Securities sold in reliance upon Regulation S, (i) none of the Company, the Guarantors, nor any of their respective Affiliates or any person acting on its or any of their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company, the Guarantors and their respective Affiliates and any person acting on its or any of their behalf has complied and will comply with the offering restrictions set forth in Regulation S.

(c) Eligibility for Resale Under Rule 144A. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Section 2 hereof, the Securities are eligible for resale pursuant to Rule 144A and will not be, at such Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d) The Disclosure Package. The Disclosure Package does not contain an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Disclosure Package contains all the information specified in, and meeting the requirements of, Rule 144A. The documents constituting the Disclosure Package at the time they were filed with the Commission complied, and will comply, in all material respects with the requirements of the Exchange Act. The Disclosure Package did not as of the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) [Reserved].

(f) [Reserved].

(g) The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors and constitutes the valid and legally binding obligations of the Company and each of the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(h) Authorization of the Notes and the Guarantees. The Notes to be purchased by the Purchasers from the Company will on each Closing Date be in the form contemplated by the Indenture, have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture and, such the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions and will be entitled to the benefits of the Indenture. The Guarantees of the Notes on each Closing Date when issued pursuant to the Indenture have been duly authorized and, when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the Notes will constitute valid and binding agreements of the Guarantors, in each case, enforceable in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions and will be entitled to the benefits of the Indenture.

(i) Authorization of the Indenture. The Indenture has been duly authorized by the Company and the Guarantors and has been duly executed and delivered by the Company and the Guarantors and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

(j) Authorization of the Intercreditor Agreements. The Intercreditor Agreements have been duly authorized by the Company and each Guarantor and the Intercreditor Agreements have been duly executed and delivered by the Company and each Guarantor, as applicable, and the Intercreditor Agreements constitute valid and binding agreements of the Company and each Guarantor party thereto, enforceable against the Company and each Guarantor party thereto in accordance with their terms, except as the enforcement thereof may be limited by Enforceability Exceptions.

(k) Security Documents. Each of the Security Documents has been duly authorized by the Company and/or the applicable Guarantor, as appropriate, and, constitute the legal, valid, binding and enforceable agreement of the Company and/or the applicable Guarantor (subject, as to the enforcement of remedies, to the Enforceability Exceptions). The Security Documents create in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of the Notes, valid and enforceable security interests in and liens on the Collateral and, pursuant to the filing of appropriate Uniform Commercial Code financing statements in United States jurisdictions as set forth on Schedule B hereto and the taking of the other actions, in each case as further described in the Security Documents, the security interests in and liens on the rights of the Company or the applicable Guarantor in such Collateral are perfected security interests and liens, superior to and prior to the liens of all third persons other than the liens securing the ABL Facility (as defined in the Indenture) pursuant to the ABL Intercreditor Agreement and Permitted Collateral Liens.

(l) [Reserved].

(m) No Material Adverse Change. From December 31, 2020, (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business, except as not prohibited by the Indenture; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock, except as not prohibited by the Indenture.

(n) Independent Accountants. Each and every accounting firm that expressed its respective opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) set forth in the Specified Annual Report is a nationally recognized independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the rules of the Public Company Accounting Oversight Board, and any non-audit services provided thereby to the Company or any of the Guarantors have been approved by the Audit Committee of the Board of Directors of the Company.

(o) Preparation of the Financial Statements. The financial statements set forth in the Disclosure Package, together with the related schedules and notes, present fairly the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the Disclosure Package fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Disclosure Package. The statistical and market-related data and forward-looking statements included in the Disclosure Package (if any) are based on or derived from sources that the Company and its subsidiaries believe to be reliable and accurate in all material respects and represent their good faith estimates that are made on the basis of data derived from such sources. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(p) Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its subsidiaries has been duly incorporated or formed, as applicable, and is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has corporate, partnership or limited liability company, as applicable, power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and, in the case of the Company and the Guarantors, to enter into and perform its obligations under each of this Agreement, the Securities, the Indenture, Security Documents and the Intercreditor Agreements, as applicable. Each of the Company and each subsidiary is duly qualified as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business as described in the Disclosure Package, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock or other ownership interest of each subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Disclosure Package. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21 to the Specified Annual Report.

(q) [Reserved].

(r) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is (i) in violation of its charter, bylaws or other constitutive document or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the Company’s existing credit agreement), or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except, in the case of clause (ii) above, for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The execution, delivery and performance of this Agreement, the Indenture, the Security Documents and the Intercreditor Agreements by the Company and the Guarantors, and the issuance and delivery of the Securities, and consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, and will not result in any violation of the provisions of the charter, bylaws or other constitutive document of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument (other than any Existing Instrument that is being discharged, repurchased, repaid or redeemed in connection with the Transactions), except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of this Agreement, the Indenture, the Security Documents and the Intercreditor Agreements by the Company and the Guarantors, or the issuance and delivery of the Securities, or consummation of the transactions contemplated hereby and thereby, except (A) such filings as have been obtained or made by the Company or any such Guarantor and are in full force and effect under the Securities Act, applicable securities laws of the several states of the United States or provinces of Canada and (B) filings of financing statements under the Uniform Commercial Code as from time to time in effect in the relevant jurisdictions and any filing to be made in the United States Patent and Trademark Office or the United States Copyright Office and such filings necessary to perfect the Collateral Agent’s security interests in the Collateral. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(s) No Material Actions or Proceedings. There are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries or (ii) which has as the subject thereof any property owned or leased by, the Company or any of its subsidiaries and any such action, suit or proceeding, if determined adversely to the Company or such subsidiary, which would, in the case of (i) and (ii) above, result in a Material Adverse Change or materially adversely affect the consummation of the transactions contemplated by this Agreement. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the best of the Company’s knowledge, is threatened or imminent.

(t) Intellectual Property Rights. The Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.

(u) All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to own, lease and operate its properties and to conduct their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change; and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or noncompliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(v) Title to Properties. The Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 1(o) hereof, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except as disclosed in the Disclosure Package and except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

(w) Collateral. The Company and the Guarantors collectively own, have rights in or have the power to transfer rights in the Collateral, free and clear of any Liens (as defined in the Indenture) other than Permitted Collateral Liens.

(x) Tax Law Compliance. The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings or except where any such failure to so pay or so file is immaterial in amount or significance. The Company has made adequate charges, accruals and reserves in accordance with GAAP in the applicable financial statements referred to in Section 1(n) and (o) hereof in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(y) Company and Guarantors Not an “Investment Company.” Neither the Company nor any Guarantor is, or after receipt of payment for the Securities will be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) and will conduct its business in a manner so that it will not be required to register as an “investment company” under the Investment Company Act.

(z) Insurance. Each of the Company and its subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, without limitation, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(aa) No Price Stabilization or Manipulation. None of the Company or any of the Guarantors has taken and or will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(bb) Solvency. Each of the Company and the Guarantors is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(cc) Compliance with Sarbanes-Oxley. The Company and its subsidiaries and their respective officers and directors, in their capacities as such, are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(dd) Company’s Accounting System. The Company and its subsidiaries maintain a system of accounting controls that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ee) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. As of December 31, 2020, such disclosure controls and procedures were effective. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(ff) Regulations T, U, X. Neither the Company nor any Guarantor nor any of their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(gg) Compliance with and Liability Under Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change: (i) each of the Company and its subsidiaries and their respective operations and facilities are in compliance with, and not subject to any known liabilities under, applicable Environmental Laws, which compliance includes, without limitation, having obtained and being in compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business, properties and facilities of the Company or its subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Company nor any of its subsidiaries has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (iii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of the Company or any of its subsidiaries based on or pursuant to any Environmental Law pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability under or pursuant to any Environmental Law the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; (iv) neither the Company nor any of its subsidiaries is conducting or paying for, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law; (v) no lien, charge, encumbrance or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its subsidiaries; and (vi) there are no past or present actions, activities, circumstances, conditions or occurrences, including, without limitation, the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Company or any of its subsidiaries, including without limitation, any such liability which the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

For purposes of this Agreement, “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment or human health, including without limitation, those relating to (i) the Release or threatened Release of Materials of Environmental Concern; and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, transport, handling or recycling of Materials of

Environmental Concern. “Materials of Environmental Concern” means any substance, material, pollutant, contaminant, chemical, waste, compound, or constituent, in any form, including without limitation, petroleum and petroleum products, subject to regulation or which can give rise to liability under any Environmental Law. “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

(hh) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Change.

(ii) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Company, its subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA and, to the knowledge of the Company, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Company, its subsidiaries or an ERISA Affiliate contributes (a “Multiemployer Plan”) is in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “single employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(jj) Compliance with Labor Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) there is (A) no unfair labor practice complaint pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the best of the Company’s knowledge, threatened, against the Company or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries and (C) no union representation question existing with respect to the employees of the Company or any of its subsidiaries and, to the best of the Company’s knowledge, no union organizing activities taking place and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(kk) Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Securities Act to be disclosed in a registration statement on Form S-1 which is not so disclosed in the Disclosure Package. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any affiliate of the Company or any of their respective family members.

(ll) No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company or any of the Guarantors, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted nor would result in a violation by any such persons of the FCPA or any other applicable anti bribery or anticorruption law, including, without limitation, any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable antibribery or anticorruption law and the Company and its subsidiaries and, to the knowledge of the Company and the Guarantors, its and their other affiliates have conducted their businesses in compliance with the FCPA and other applicable antibribery and anticorruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(mm) No Conflict with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any of the Guarantors, threatened.

(nn) No Conflict with Sanctions Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company or any of the Guarantors, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or any other relevant sanctions authority (collectively, “Sanctions”); and the Company shall not use the proceeds of the offering or otherwise make available such proceeds to any subsidiary or other person or entity to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of any Sanctions, (ii) to fund or facilitate any activities of or any business in any country, that, at the time of such funding, is the subject of Sanctions or (iii) in any other manner that could result in a violation by any person (including any person participating in the transaction, whether as a Purchaser or otherwise) of any Sanctions.

(oo) Amendment to ABL Facility. The amendment to the ABL Facility (as defined in the Indenture) entered into on or about the date of this Agreement has been duly and validly authorized by the Company and the Guarantors and, when duly executed and delivered by the Company and the Guarantors, will be the valid and legally binding obligation of the Company and the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

(pp) Stock Options. With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), except where the failure of the foregoing representations to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change: (i) each Stock Option that has been exercised on or prior to each Closing Date that was intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of any securities exchange on which Company securities are traded,

(iv) the per share exercise price of each Stock Option was equal to the fair market value of a share of common stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

(qq) Regulation S. The Company, the Guarantors and their respective affiliates and all persons acting on their behalf have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States. Each of the Company and the Guarantors is a “reporting issuer,” as defined in Rule 902 under the Securities Act.

(rr) FCC Licenses.

(i) Each of the Company and the Guarantors and their Subsidiaries holds such validly issued Broadcast Licenses, or agreements with the licensee of a Station to provide programming to the Station, necessary to conduct their respective businesses as currently conducted, and each such Broadcast License is in full force and effect. As of the applicable Closing Date, the Stations, together with their respective Broadcast Licenses, are identified on Schedule (rr), and each such Broadcast License has the expiration date set forth on Schedule (rr).

(ii) None of the Company, the Guarantors nor their Subsidiaries has knowledge of any condition imposed by the FCC as part of any Broadcast License which is neither set forth on the face thereof as issued by the FCC nor contained in the Communications Laws applicable generally to stations of the type, nature, class, or location of the Station in question. Except as otherwise set forth on Schedule (rr), each Station has been and is being operated in all material respects in accordance with the terms and conditions of the Broadcast Licenses applicable to it and the Communications Laws. Except as set forth on Schedule (rr), no event has occurred with respect to such Broadcast Licenses, which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any of the Broadcast Licenses, other than the expiration of such Broadcast Licenses in accordance with their terms and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

(iii) Except as otherwise set forth on Schedule (rr), as of the applicable Closing Date hereof, no proceedings are pending or, to the knowledge any of the Company, any Guarantor and their Subsidiaries, are threatened which may result in the revocation, modification, non-renewal or suspension of any applicable Broadcast License, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station, other than (i) any proceedings which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change and (ii) proceedings affecting the radio broadcasting industry in general.

(iv) All reports, applications, and other documents required to be filed by any of the Company, the Guarantors and their Subsidiaries with the FCC with respect to the Stations have been timely filed, and all such reports, applications and documents are true, correct, and complete in all respects. None of the Company, the Guarantors and their Subsidiaries has knowledge of any matters which, could reasonably be expected to result in the suspension or revocation of or the refusal to renew any Broadcast License or the imposition on any of the Company, the Guarantors and their Subsidiaries of any material fines or forfeitures by the FCC, or which could reasonably be expected to result in the revocation, rescission, reversal, or material adverse modification of the authorization of any Broadcast License.

(v) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Station or its operations. Each of the Company, the Guarantors and their Subsidiaries each have paid all fees required to be paid pursuant to the Communications Laws.

“Broadcast Licenses” means all FCC Licenses granted, assigned or issued to the Company or its Subsidiaries to construct, own or operate the Stations, together with all extensions, additions and renewals thereto and thereof.

“Communications Laws” means the Communications Act of 1934, and any similar or successor federal statute, together with all published rules, regulations, policies, orders and decisions of the FCC promulgated thereunder.

“FCC” means the Federal Communications Commission or any Governmental Authority substituted therefor.

“FCC Licenses” means a License (but not including any application therefor) issued or granted by the FCC.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“License” means any authorization, permit, consent, special temporary authorization, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority which permits or authorizes the acquisition, construction, ownership or operation of a radio broadcast station or any part thereof.

“Station” means, at any time and with respect to the radio broadcast stations of any of the Company, the Guarantors or any of their Subsidiaries (a) as set forth on Schedule (rr) here, or (b) as acquired, directly or indirectly, by any of the Company, the Guarantors or any of their Subsidiaries after the date hereof pursuant to a transaction permitted under the Indenture; provided that any such radio broadcast station that ceases to be owned, directly or indirectly, by the Company or a Guarantor pursuant to a transaction permitted under the Indenture shall, upon consummation of such transaction, cease to be a “Station” hereunder. This definition of “Station” may be used with respect to any single radio station meeting any of the preceding requirements or all such radio stations, as the context requires.

Any certificate signed by an officer of the Company or any Guarantor and delivered to the Purchasers or to counsel for the Purchasers shall be deemed to be a representation and warranty by the Company or such Guarantor to each Purchaser as to the matters set forth therein. The Company and the Guarantors may supplement Schedule (rr) prior to any Closing Date by a certificate signed by an officer of the Company and the Guarantors and delivered to the Purchases or to counsel for the Purchasers.

SECTION 2 Purchase, Sale and Delivery of the Securities.

(a) The Securities. From time to time on each Closing Date, on the basis of the representations, warranties and agreements herein contained, and upon the terms, subject to the conditions thereto, herein set forth, the Purchasers agree, severally and not jointly, to purchase from the Company and the Guarantors an aggregate principal amount of Notes equal to the Requested Notes at the Applicable Purchase Price on each such Closing Date. The Company shall deliver a certificate of a Responsible Officer (as defined in the Indenture) to each Purchaser at least ten (10) Business Days prior to any proposed Closing Date (each, a “Draw Notice”), which certificate shall specify (i) the aggregate principal amount of Requested Notes with respect to each Purchaser, (ii) the Applicable Purchase Price with respect thereto (including evidence of the calculation thereof) and (iii) the proposed Closing Date. The Company may not submit more than two (2) Draw Notices in the aggregate during the term of this Agreement and may not submit more than one (1) Draw Notice in any fiscal quarter. Each Draw Notice shall specify a minimum aggregate principal amount of Notes not less than (x) $10.0 million or (y) if less, the then remaining aggregate principal amount of the Unused Commitments for purchase pursuant to such Draw Notice. On each Closing Date, each Purchaser’s aggregate principal commitment amount set forth next to the name of the applicable Purchaser on Schedule A hereto shall be reduced by the aggregate principal amount of Notes so purchased on such Closing Date on a dollar-for-dollar basis.

“Requested Notes” means an aggregate principal amount of Notes requested by the Company from the Purchasers pro rata based on the aggregate principal commitment amount set forth on Schedule A hereto; provided, that with respect to each Purchaser, in no event shall the aggregate amount of Requested Notes applicable to all or any Closing Date Purchaser exceed the aggregate principal commitment amount set forth next to the name of the applicable Purchaser on Schedule A hereto.

“Applicable Purchase Price” means, with respect to any Closing Date:

(x) if Milestone 1 shall have been satisfied, but Milestone 2 shall not have been satisfied, a purchase price such that the yield to maturity with respect to the applicable Notes shall equal 8.625% (the “Non-Par Purchase Price”); and

(y) if Milestone 2 shall have been satisfied, 100%;

provided, that in no event shall the Applicable Purchase Price be determined by reference to clause (y) for Notes in an aggregate principal amount in excess of $35.0 million in aggregate principal amount (the “Par Cap”) and the Applicable Purchase Price of any Notes in excess of the Par Cap shall be the Non-Par Purchase Price.

(b) The Closing Date. Delivery of certificates for the Securities in definitive form to be purchased by the Purchasers and payment therefor shall be made at the New York offices of Orrick, Herrington & Sutcliffe LLP (or such other place as may be agreed to by the Company and the Purchasers (or, to the extent permitted herein, by the Company and the Purchasers committing to purchase a majority of the Notes pursuant to this Agreement (the “Majority Purchasers”)) at 11:00 a.m. New York City time on each closing date (the time and date of each such closing are called, the “Closing Date”). Each Purchaser shall only be severally liable for its proportion of any payment by such Purchaser. Any liability of the Purchasers under this Agreement shall be several and not joint.

(c) Delivery of the Securities. The Company shall deliver, or cause to be delivered, to the Purchasers for the accounts of the several Purchasers the Notes against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor (which may be funded by the Purchasers from an escrow arrangement). The certificates for the Notes shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, pursuant to the DTC Agreement, and, if requested by the Majority Purchasers (or their counsel or financial advisor), shall be made available for inspection on the Business Day preceding the Closing Date at a mutually agreed location in New York City. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Purchasers.

(d) Purchasers as Qualified Institutional Buyers. Each Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that:

(i) it is a “qualified institutional buyer” within the meaning of Rule 144A;

(ii) it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act; and

(iii) it will not offer or sell Securities by, any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

(e) Payments.

(i) On the date of this Agreement, the Company shall pay (or cause to be paid) to the Purchasers, for their own account, an aggregate payment equal to $750,000 (the “Signing Payment”), which shall be paid to the Purchasers on a pro rata basis based on the aggregate principal commitment amount of the Purchasers set forth on Schedule A hereto and which Signing Payment shall be fully earned upon such Purchaser becoming a party hereto. The Signing Payment shall be paid in U.S. dollars in immediately available funds. Once paid, the Signing Payment or any part thereof shall not be refundable under any circumstances.

(ii) On each Closing Date, the Company agrees to pay (or cause to be paid) to each Purchaser, for its own account, an aggregate payment equal to 1.50% of the aggregate principal amount of the Requested Notes purchased by such Purchaser on such Closing Date (each, a “Draw Payment”), which Payment shall be fully earned upon delivery by the Company of the Draw Notice to the Purchasers. Each Draw Payment shall be paid in U.S. dollars in immediately available funds. Once paid, each Draw Payment or any part thereof shall not be refundable under any circumstances.

(iii) The Company agrees to pay (or cause to be paid) from time to time to each Purchaser, for its own account, a payment equal to 0.50% per annum of the aggregate principal amount of Unused Commitments (each, a “Ticking Payment”) from (and including) the date of this Agreement through (but excluding) the termination of this Agreement by its terms, payable upon each of (A) the last Business Day of each fiscal quarter and (B) on the issuance of any Notes pursuant to this Agreement, in each case in a ratable amount for the period from (x) the later of the commencement of such fiscal quarter and the date of the immediately preceding issuance of Notes pursuant to this Agreement to (y) such payment date, based on the aggregate principal amount of Unused Commitments during such period. Each Ticking Payment shall be paid in U.S. dollars in immediately available funds. Once paid, each Ticking Payment or any part thereof shall not be refundable under any circumstances.

“Unused Commitments” means the aggregate principal amount of commitments in respect of the purchase of Notes provided under this Agreement, as reduced from time to time in an aggregate principal amount equal to the Notes so issued and purchased pursuant to this Agreement.

(f) Agreement Not To Purchase Additional Existing Notes. During the period commencing on the date hereof and ending on the earlier of (i) 90 days following the date hereof and (ii) such date as the aggregate principal amount of Existing Notes purchased by the Company following the date hereof (excluding purchases contemplated by that certain Exchange, Purchase and Sale Agreement, dated as of the date hereof, among the Company and certain affiliates of the Purchasers (the “Exchange Agreement”)) shall equal or exceed $20,000,000, the Purchasers and their respective Affiliates shall not, directly or indirectly, acquire (or agree, offer, seek, propose or enter into any other agreement or arrangement to acquire, in each case, publicly or privately), by open-market purchase, privately negotiated transaction or in any other manner, any Existing Notes (other than as contemplated by the Exchange Agreement).

SECTION 3 Additional Covenants. Each of the Company and the Guarantors further covenants and agrees with each Purchaser as follows:

(a) Blue Sky. Each of the Company and the Guarantors and the Purchasers shall use commercially reasonable efforts to effect any qualification or registration (or obtain exemptions from qualifying or registering) under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions in connection with the offering and sale of the Notes pursuant to this Agreement.

(b) Amendments and Supplements to the Disclosure Package and Other Securities Act Matters. If at any time from the delivery of a Draw Notice and prior to the applicable Closing Date (i) any event shall occur or condition shall exist as a result of which the Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Disclosure Package to comply with law, the Company and the Guarantors will immediately notify the Purchasers thereof and forthwith prepare and furnish to the Purchasers such amendments or supplements to the Disclosure Package as may be necessary so that the statements in any of the Disclosure Package as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that any of the Disclosure Package will comply with all applicable law.

(c) [Reserved].

(d) [Reserved].

(e) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Securities sold by it solely to repay, repurchase or redeem the Existing Senior Notes.

(f) The Depositary. The Company will permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.

(g) The Liens. The Company and the Guarantors shall cause the Securities to be secured by a perfected first priority lien on the Collateral (as defined in the Indenture and subject to the Intercreditor Agreements), in each case, to the extent and in the manner provided for in the Indenture and the Security Documents, and further subject in each case to there being no Liens except Permitted Liens (as defined in the Indenture).

(h) [Reserved].

(i) [Reserved].

(j) No Integration. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Purchasers, (ii) the resale of the Securities by the Purchasers to any subsequent purchasers or (iii) the resale of the Securities by such subsequent purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(k) No General Solicitation or Directed Selling Efforts. The Company agrees that it will not and will not permit any of its Affiliates or any other person acting on its or their behalf to (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts with respect to the Securities within the meaning of Regulation S, and the Company will and will cause all such persons to comply with the offering restrictions requirement of Regulation S with respect to the Securities.

(l) No Restricted Resales. The Company will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes that have been reacquired by the Company or such affiliates.

(m) Legend Securities. Each certificate for a Note will bear the applicable legend contained in Section 2.6(e) of the Indenture for the time period and upon the other terms stated in the Indenture.

The Majority Purchasers, may, in their sole discretion, waive in writing the performance by the Company or any Guarantor of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4 Payment of Expenses. Whether or not this Agreement is terminated or any Closing Date occurs, each of the Company and the Guarantors agrees to pay all costs, fees and expenses incurred by the Purchasers in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby (including each issuance of Securities on each Closing Date), including, without limitation, (i) all expenses incident to the issuance and delivery of the Securities, (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities to the Purchasers, (iii) all fees and expenses of the Company’s and the Guarantors’ counsel and other advisors (if any), (iv) all costs and expenses incurred in connection with the preparation of the Transaction Documents, (v) all filing fees, attorneys’ fees and expenses incurred by the Company, the Guarantors or the Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or other jurisdictions designated by the Purchasers (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Disclosure Package), (vi) the reasonable fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture, the Securities, the Security Documents and the Intercreditor Agreements, (vii) any fees payable in connection with the rating of the Securities with the ratings agencies, (viii) all reasonable and documented fees and expenses of the Purchasers, including the reasonable and documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan LLP, as counsel to the Purchasers, (ix) all fees, costs and expenses (including the reasonable and documented expenses of counsel for the Purchasers related thereto) of creating and perfecting security in interests in the Collateral, including all filing, recording and post-closing fees and expenses and related taxes with respect thereto, as set forth in the Security Documents and (x) all fees and expenses (including reasonable fees and expenses of counsel) of the Company and the Guarantors in connection with approval of the Securities by the Depositary for “book-entry” transfer, and the performance by the Company and the Guarantors of their respective other obligations under this Agreement.

SECTION 5 Conditions of the Obligations of the Purchasers. The obligations of the several Purchasers to purchase and pay for the Securities as provided herein on each Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company and the Guarantors set forth in Section 1 hereof as of the date of the Draw Notice and as of the Closing Date as though then made and to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:

(a) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any Material Adverse Change;

(ii) there shall not have occurred a material impairment of the enforceability or priority of Liens of the Trustee on the Collateral with respect to all or a material portion of the Collateral; and

(iii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of its subsidiaries or any of their securities or indebtedness by any “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act.

(b) Satisfaction of Milestones. Either Milestone 1 or Milestone 2 shall have been satisfied prior to the Closing Date.

Milestone 1” means that either (i) the aggregate outstanding principal amount of the Existing Senior Notes, together with the aggregate outstanding principal amount of any refinancing or replacement debt thereof (excluding any Notes), immediately prior to such Closing Date is less than $50.0 million or (ii) the Tested Consolidated Adjusted EBITDA of the Company for the most-recently ended fiscal quarter for which financial statements are available immediately preceding such Closing Date exceeds $37.5 million.

“Milestone 2” means that either (i) the aggregate outstanding principal amount of the Existing Senior Notes, together with the aggregate outstanding principal amount of any refinancing or replacement debt thereof (excluding any Notes), immediately prior to such Closing Date is less than $35.0 million or (ii) the

Tested Consolidated Adjusted EBITDA of the Company for the most-recently ended fiscal quarter for which financial statements are available immediately preceding such Closing Date exceeds $42.5 million.

“Tested Consolidated Adjusted EBITDA” means, with respect to any fiscal quarter, the Consolidated Cash Flow (as defined in the Indenture) of the Company and its Restricted Subsidiaries for the eight (8) fiscal quarters immediately preceding the last day of such fiscal quarter (which period shall include the referent fiscal quarter) divided by two.

(c) Opinion of Counsel for the Company. On the Closing Date, the Purchasers shall have received an opinion from Orrick, Herrington & Sutcliffe LLP, and an opinion of the General Counsel of the Company, dated as of such Closing Date in form and substance reasonably satisfactory to the Purchasers.

(d) Opinion of Special FCC Counsel for the Company and Local Counsel. On the Closing Date, the Purchasers shall have received (i) the favorable opinion of Wiley Rein LLP, special FCC counsel for the Company or such other counsel as is reasonably satisfactory to the Purchasers, dated as of the Closing Date in form and substance reasonably satisfactory to the Purchasers and (ii) the opinions of local counsel in the jurisdictions of the States of Colorado, Ohio and Tennessee, each in form and substance reasonably satisfactory to the Purchasers.

(e) Officers’ Certificate. The Purchasers shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer, President, the Chief Financial Officer, Chief Accounting Officer, Senior Vice President, Vice President or Treasurer of the Company, dated as of the Closing Date, to the effect set forth in Section 5(a)(iii) hereof, and further to the effect that:

(i) for the period from and after December 31, 2020 and to the Closing Date there has not occurred any Material Adverse Change;

(ii) (x) the representations, warranties and covenants of the Company and each Guarantor set forth in Section 1 hereof were true and correct as of the date of the Draw Notice and are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date and (y) no Default or Event of Default shall have occurred and be continuing under the Indenture or any Security Document; and

(iii) the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(f) Supplemental Indenture. On the Closing Date, the Company, the Guarantors and the Existing Senior Notes Trustee shall have executed and delivered a supplemental indenture providing for the issuance of the applicable Notes on the applicable Closing Date, in form and substance reasonably satisfactory to the Purchasers, and the Purchasers shall have received executed copies thereof.

(g) Payment. The Company shall have paid the Signing Payment and shall have paid the applicable Draw Payment.

(h) Authentication Order; Cancellation of Existing Senior Notes. The Company shall have delivered to each Purchaser (x) (i) a true, complete and correct copy of the authentication and delivery order (the “Authentication and Delivery Order”), dated as of the Closing Date, delivered by the Company to the Trustee in connection with the authentication and delivery of the Notes, including an instruction to credit the Notes to the accounts of the respective Purchasers in accordance with such Authentication and Delivery Order and the information provided to DTC by the Trustee on behalf of the Company; and (ii) a true, complete and correct copy of a certificate, dated as of the Closing Date, certifying that the Trustee has duly authenticated and delivered the Notes in the aggregate principal amount of the Notes subject to the Draw Notice in compliance with the Authentication and Delivery Order; and (y) evidence of the cancellation of the Existing Senior Notes refinanced from the proceeds of the Notes issued on such Closing Date.

(i) Additional Documents. On or before the Closing Date, the Purchasers and counsel for the Purchasers shall have received such information, documents and opinions as they may reasonably request in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions, covenants, provisions or agreements, herein contained.

SECTION 6 [Reserved].

SECTION 7 Offer and Sale Procedures. The Company and each of the Guarantors hereby agree to observe the following procedures in connection with the offer and sale of the Securities:

(a) No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Securities.

(b) Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT

THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

The Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

SECTION 8 Representations and Warranties of the Purchasers. Each of the Purchasers, severally and not jointly, represents to the Company and each of the Guarantors, as of the date hereof and as of each Closing Date, as follows:

(a) It has the power to execute, deliver and perform this Agreement and any other documentation relating to this Agreement to which it is a party and it has taken all necessary action to authorize such execution, delivery and performance; such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with. This Agreement is the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(b) Such Purchaser has reviewed the Disclosure Package. It understands and acknowledges that, as the offer and sale of the Securities contemplated by this Agreement is a private placement of securities, it is responsible for conducting its own due diligence in connection with its purchase of the Securities. It acknowledges that (a) it has conducted its own investigation of the Company, the Guarantors and their subsidiaries and the terms of the Securities, (b) it has had the opportunity to ask and has asked any queries regarding an acquisition of the Securities, the Company and the Guarantors and their subsidiaries and their affairs, and the terms of the Securities, and has received satisfactory answers from representatives of the Company or the Guarantors, and has had access to such financial information and other information concerning the Company, the Guarantors and the Securities as it has deemed necessary and relevant to make an informed investment decision on its behalf and on behalf of each account for which it is acting (if any), and (c) it has made its own assessment concerning the relevant tax, legal, economic and other considerations relevant to its investment in the Securities, and has not relied on the advice of, or any representations by, any third party (other than such Purchaser’s own advisors) in making such investment decision.

(c) It and each account for which it is acting (if any) is either (A) both an “Accredited Investor” (as defined in Rule 501 of Regulation D under the Securities Act) and a “Qualified Institutional Buyer” within the meaning of Rule 144A purchasing the Securities in reliance upon a private placement exemption from registration under the Securities Act pursuant to Section 4(a)(2) thereof, or (B) a non-“U.S. Person” purchasing the Offered Securities in an offshore transaction in accordance with (and as defined in) Regulation S, and in the case of clause (B), if such Purchaser is purchasing any Securities (i) on its own behalf, such Purchaser (x) has its principal address outside the United States and (y) was located outside the United States at the time any offer to buy the Securities was made to such Purchaser and at the time that this Agreement is executed by such Purchaser, and/or (ii) solely on behalf of other persons, entities or accounts (each, a “non-U.S. Account”), each such non-U.S. Account is also a non-“U.S. Person” and was located outside the United States at the time any offer to buy Securities was made and at the time this Agreement is executed by such Purchaser. It is an institution which (a) is a sophisticated institutional investor, (b) has such knowledge and experience in financial and business matters and expertise in assessing credit risk that it is capable of evaluating the merits and risks of its investments in the Securities (and has sought such accounting, legal, tax and other advice as it has considered necessary to make an informed investment decision), and (c) it, and each account for which it is acting (if any) is aware that there are substantial risks incident to the purchase of the Securities and is able to bear the economic risk, and sustain a complete loss, of such investment in the Securities.

(d) Such Purchaser acknowledges that no representations, express or implied, are being made with respect to the Company, the Guarantors, the Securities or otherwise, other than those expressly set forth in this Agreement. In making its decision to purchase the Securities, such Purchaser has relied upon the information and representations in this Agreement and the Disclosure Package.

(e) It understands (and each beneficial owner of the Securities for which it is acting (if any) has been advised and understands) that the Securities have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States, that any offer and sale of the Securities to it is being made in reliance on an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act in a transaction not involving any public offering in the United States. It represents and warrants that its purchase of the Securities is lawful under the laws of the jurisdiction of its incorporation and the jurisdiction in which it operates (if different), and that such acquisition will not contravene any law, regulation or regulatory policy applicable to it. Such Purchaser further understands that the exemption from registration afforded by Rule 144 depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser acknowledges that the Company is relying on the representations and warranties of such Purchaser in this Section 8 and it agrees to notify any subsequent purchaser of the Securities from it of the resale restrictions referred to herein, as applicable. Each Purchaser acknowledges that the Securities shall bear legends upon issuance and as and when required by the Indenture, and that the Securities shall be issued with original issue discount for U.S. federal income tax purposes.

(f) It is acquiring the Securities for its own account, or for one or more accounts (and as to each of which it has authority to acquire the Securities and exercise sole investment discretion), for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof, directly or indirectly, in whole or in part, in the United States in violation of the Securities Act. Neither it nor any account for which it is acting (if any) was formed for the specific purpose of acquiring the Securities.

SECTION 9 Indemnification.

(a) The Company and each Guarantor, jointly and severally, will indemnify each Purchaser and hold each of them harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with the entry into this Agreement, purchasing the Notes pursuant to this Agreement, the acceptance or holding of the Securities or the exercise of its rights under the Indenture, this Agreement, the Intercreditor Agreements and/or the other the Security Documents, including the reasonable and documented costs and expenses of enforcing the Indenture, this Agreement, the Intercreditor Agreements and/or the other the Security Documents against the Company and the Guarantors and defending itself against any claim (whether asserted by the Company, the Guarantors, any holder of the Existing Senior Notes, any other holder of the Securities or any other Person) or liability in connection with any of the foregoing (including, without limitation, costs and expenses of counsel to the Purchasers (together with local counsel (in each jurisdiction)), including the reasonable and documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan LLP, as counsel to the Purchasers), except to the extent any such loss, liability or expense is the result of its own gross negligence or willful misconduct (including the gross negligence or willful misconduct of a party’s Related Parties). Any Purchaser will notify the Company promptly of any claim of which it or a Responsible Officer has received written notice for which it may seek indemnity. Failure of any Purchaser to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder.

(b) The Company and each Guarantor, jointly and severally, will reimburse each Purchaser for all costs or expenses incurred by it arising out of or in connection with the entry into this Agreement, purchasing the Notes pursuant to this Agreement, the acceptance or holding of the Securities or the exercise of its rights under the Indenture, this Agreement, the Intercreditor Agreements and/or the other the Security Documents, including the reasonable and documented costs and expenses of amending, or enforcing against the Company and/or the Guarantors, the Indenture, this Agreement, the Intercreditor Agreements and/or the other the Security Documents, any post-closing obligations, including with respect to mortgages and related matters, any “workout” or restructuring and defending itself against any claim (whether asserted by the Company, the Guarantors, any holder of the Existing Senior Notes, any other holder of the Securities or any other Person) or liability in connection with any of the foregoing (including, without limitation, costs and expenses of counsel to the Purchasers (together with local counsel (in each jurisdiction)), including the reasonable and documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan LLP, as counsel to the Purchasers), except to the extent any such loss, liability or expense is the result of its own gross negligence or willful misconduct (including the gross negligence or willful misconduct of a party’s Related Parties). Any Purchaser will notify the Company promptly of any claim of which it or a Responsible Officer has received written notice for which it may seek indemnity. Failure of any Purchaser to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder.

(c) Notwithstanding anything in the foregoing or this Agreement to the contrary, (i) no indemnifying party shall be liable under this Section 9 for any loss, claim, damage or liability by reason of any settlement or final judgment for the plaintiff in respect of any matter for which indemnification may be sought under this Section 9 and (ii) the aggregate amount for which the indemnifying parties shall be liable under this Section 9 and under Section 10.03 of that certain Exchange, Purchase and Sale Agreement, dated as of the date hereof, among the Company, the Guarantors and certain affiliates of the Purchasers, shall in no event exceed $400,000.

(d) Notwithstanding anything else herein or in the Indenture, any Security Document or any other related document to contrary, the rights and obligations under this Section 9 shall survive each Closing Date and any termination of this Agreement.

SECTION 10 Termination of this Agreement. This Agreement may be terminated by the Majority Purchasers by notice given to the Company if at any time: (i) a Material Adverse Change shall have occurred or (ii) any Event of Default under the Indenture shall have occurred and be continuing; provided that, the Majority Purchasers shall not have the right to terminate this Agreement pursuant to this clause (ii) if at such time (x) other than as a result of such Event of Default, the conditions to the Purchasers’ obligation to purchase and pay for Securities under this Agreement are then satisfied (or capable of being satisfied), (y) such Event of Default is capable of being cured through the application of the proceeds of such purchase and sale of Securities in accordance with this Agreement (including through the repayment or redemption in full of any outstanding Existing Senior Notes) and (z) the Company notifies the Purchasers in writing that it intends to submit a Draw Notice under this Agreement and reasonably promptly submits such a Draw Notice. This Agreement shall automatically terminate upon the earlier of (i) June 1, 2024, (ii) the date on which the Company or any Guarantor shall default in complying with any provision of this Agreement in any material respect, including, without limitation, Section 2(e)(iii), if such default continues for five (5) days from the date any Purchaser provides written notice (including by email) of such default to the Company, (iii) the date on which there are no Existing Notes that remain outstanding and (iv) the date on which any of the Notes are called for redemption pursuant to Section 3.7(d) of the Indenture. The Company may terminate this Agreement at any time by notice to the Purchasers. Any termination pursuant to this Section 10 shall be without liability on the part of (i) the Company or any Guarantor to any Purchaser, except that the Company and the Guarantors shall be obligated to reimburse the expenses of and indemnify the Purchasers pursuant to Section 4 and 9 hereof, (ii) any Purchaser to the Company, or (iii) any Purchaser to any other Purchaser.

SECTION 11 Representations to Survive Delivery. The respective agreements, representations, warranties and other statements of the Company, the Guarantors, their respective officers and the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Purchaser, the Company, any Guarantor or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 12 Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered, facsimiled or emailed and confirmed to the parties hereto as follows:

If to the Purchasers:

c/o Angelo Gordon & Co.

245 Park Ave #26

New York, NY 10167

Attention: Bryan Rush; Mark Bernstein

Email: BRush@angelogordon.com; MBernstein@angelogordon.com

with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attention: Kristopher Hansen; Alon Goldberger

Email: khansen@stroock.com; agoldberger@stroock.com

If to the Company or the Guarantors:

Salem Media Group, Inc.

4880 Santa Rosa Road

Camarillo, CA 93012

Attention:Christopher J. Henderson, General Counsel

Email: ChrisH@SalemMedia.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

Attention: Mark Mushkin; Jeffrey Hermann

Email: mmushkin@orrick.com; jhermann@orrick.com

Any party hereto may change the address or email address for receipt of communications by giving written notice to the others.

SECTION 13 Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and in each case their respective successors, and no other person will have any right or obligation hereunder (except pursuant to Section 22, in respect of which each of the Released Parties shall be considered a third-party beneficiary, or to the extent otherwise expressly stated herein). The term “successors” shall not include any purchaser of the Securities as such from any of the Purchasers merely by reason of such purchase.

SECTION 14 [Reserved].

SECTION 15 Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 16 Governing Law Provisions and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is nonexclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 17 [Reserved].

SECTION 18 No Advisory or Fiduciary Responsibility. Each of the Company and the Guarantors acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the several Purchasers, on the other hand, and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, Guarantors or their respective affiliates, stockholders, creditors or employees or any other party; (iii) no Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or any Guarantor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company or any Guarantor on other matters) or any other obligation to the Company and the Guarantors except the obligations expressly set forth in this Agreement; (iv) the several Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Guarantors and that the several Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantors and the several Purchasers, or any of them, with respect to the subject matter hereof. The Company and the Guarantors hereby waive and release, to the fullest extent permitted by law, any claims that the Company and the Guarantors may have against the several Purchasers with respect to any breach or alleged breach of fiduciary duty.

SECTION 19 General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

SECTION 20 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 21 No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced by a party against, and any proceeding that may be based upon, arise out of or relate to this Agreement, or the preparation, negotiation, execution or performance of this Agreement, may only be made by such party against, another party (and not against Affiliates of such party or the directors, officers, employees, agents, trustees, and advisors of such party and any person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such party, whether through the ability to exercise voting power, by contract or otherwise (collectively, the “Related Parties”)), and no Related Parties shall have any liability for any liabilities of a party in respect of any claim (whether in tort, contract or otherwise) based on, in respect of, by reason of, or in connection with this Agreement. In no event shall a party or any of its Affiliates, and such party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover losses or other damages from, any Related Party. Each Related Party is an intended third party beneficiary of, and shall be entitled to enforce the covenants and agreements set forth in, this Section 21.

SECTION 22 Release.

(a) Effective on each Closing Date, the Company and each Guarantor, on behalf of itself and, to the extent it is able to do so, each of its Related Parties, hereby releases and forever discharges the Purchasers and their respective Related Parties (the “Purchaser Party Releasees”) and each Purchaser, on behalf of itself and, to the extent it is able to do so, each of its Related Parties, hereby releases and forever discharges the Company and each Guarantor and their respective Related Parties (the “Company Party Releasees” and, together with the Purchaser Party Releasees, the “Released Parties”) from any and all claims, counterclaims, demands, damages, losses, costs, expenses

(including attorneys’ fees), debts, suits, obligations, liabilities, cross-claims, interests, suits, controversies, actions and causes of action (collectively, the “Losses”) of any kind or nature whatsoever, whether individually or collectively, arising on or prior to the date hereof, whether arising at law or in equity, known or unknown, direct or indirect, actual or potential, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, asserted or unasserted and including any rights to indemnity or contribution (collectively, “Claims”), the Company or any Guarantor or any of their respective Related Parties may have or claim to have against any of the Purchaser Party Releasees, on the one hand, or the Purchasers or any of their respective Related Parties may have or claim to have against any of Company Party Releases, on the other hand, in each case, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever arising from or relating to the Existing Senior Notes or the Existing Senior Notes Indenture, this Agreement, the Notes and the transactions contemplated hereby and thereby. “Related Parties” means, with respect to any person, each of its affiliates, and each of its and their respective officers, directors, partners, trustees, employees, affiliates, shareholders, legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, investment bankers, appraisers, engineers or other advisors, agents, attorneys-in-fact and controlling persons.

(b) Each of (x) the Company and each Guarantor, on its behalf and, to the extent it is able to do so, on behalf of each of its Related Parties and (y) each Purchaser, on its behalf and, to the extent it is able to do so, on behalf of each of its Related Parties (each person identified in clause (x) and (y), a “Releasor”), hereby expressly acknowledges and agrees that, to the fullest extent permitted by law and after having been advised by their legal counsel with respect thereto, they shall have expressly waived, relinquished and released any and all provisions, rights and benefits conferred by or under extends to any and all rights granted under Section 1542 of the California Civil Code (“Section 1542”) or any law of the United States or any state of the United States or territory of the United States, or principle of common law, statute, rule or regulation of these jurisdictions or any other jurisdiction, which is similar, comparable or equivalent to Cal. Civ. Code §1542 (any such law, principle, statute, rule or regulation, a “Comparable Statute”), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(c) Each Releasor hereby expressly elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 22. Each Releasor, on its behalf and on behalf of its Related Parties, acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, the other parties would not have agreed to the terms of this Agreement. Each Releasor, on its behalf and on behalf of its

Related Parties, hereby represents to the other parties hereto that it understands and acknowledges that it may hereafter discover facts and legal theories concerning such other parties or the subject matter hereof in addition to or different from those which it now believes to be true. Such Releasor understands and hereby agrees that the release set forth in this Section 22 shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Such Releasor, on its behalf and on behalf of its Related Parties, assumes the risk of any mistake of fact or applicable law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

(d) Notwithstanding the foregoing in this Section 22, nothing in this Agreement shall release, waive, modify, discharge, limit or impair any of the Obligations (as defined in the Indenture) or any other covenants, undertakings or obligations of the Company and the Guarantors or any Purchaser in respect of this Agreement, the Notes, the Indenture, the Security Documents or any other documentation entered into in connection herewith or therewith, including, without limitation, (a) any rights, terms, obligations or remedies of any Releasor or Released Party arising under this Agreement, (b) any indemnification, contribution, or exculpation for the benefit of any Releasor or Released Party existing under applicable law (whether now existing or existing under prior applicable law) or the Notes, the Indenture and related documentation, (c) any claim of any Releasor or Released Party for gross negligence, willful misconduct, or actual fraud (in each case as determined by a final order of a court of competent jurisdiction) and (d) any claims or rights to which any Releasor or Released Party is entitled after the date hereof under, or any claims arising after the date hereof out of or in connection with, the liens securing the Notes, the Notes, the Indenture and related documentation.

SECTION 23 Rating. The Company shall use commercially reasonable efforts to obtain, and thereafter maintain, a public rating with respect to the securities issued under the Indenture from Moody’s and Standard & Poor’s (each as defined in the Indenture) no later than 30 days following the date of this Agreement; provided, that no specific rating shall be required; provided, further, that if a public rating from such rating agencies with respect to the Securities is not obtained within such 30 days from the date of this Agreement, the Company shall continue to use commercially reasonable efforts to obtain such rating. Notwithstanding anything else herein or in the Indenture, any Security Document or any other related document to contrary, the rights and obligations under this Section 22 shall survive all Closing Dates.

[Signature Pages to Follow on Next Page]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

SALEM MEDIA GROUP, INC.

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

EAGLE PRODUCTS, LLC NEW AGGREGATOR, LLC SALEM NEWS CHANNEL, LLC as a Guarantor

By:	SALEM COMMUNICATIONS HOLDING CORPORATION, as Managing Member

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

INSPIRATION MEDIA OF TEXAS, LLC SALEM MEDIA OF ILLINOIS, LLC SALEM MEDIA OF MASSACHUSETTS, LLC SALEM RADIO OPERATIONS, LLC SALEM SATELLITE MEDIA, LLC SALEM WEB NETWORK, LLC SCA-PALO ALTO, LLC as Guarantors

By:	SCA LICENSE CORPORATION as Managing Member

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

[Signature Page to Purchase Agreement]

SALEM MEDIA OF NEW YORK, LLC
BY:	SALEM RADIO OPERATIONS, LLC, ITS MANAGER

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

AIR HOT, INC.

BISON MEDIA, INC.

INSPIRATION MEDIA, INC.

NEW INSPIRATION BROADCASTING COMPANY, INC.

NI ACQUISITION CORP.

REACH SATELLITE NETWORK, INC.

SALEM CONSUMER PRODUCTS, INC.

SALEM COMMUNICATIONS HOLDING CORPORATION

SALEM MEDIA OF COLORADO, INC.

SALEM MEDIA OF HAWAII, INC.

SALEM MEDIA OF OHIO, INC.

SALEM MEDIA OF OREGON, INC.

SALEM MEDIA OF TEXAS, INC.

SALEM MEDIA REPRESENTATIVES, INC.

SALEM RADIO NETWORK INCORPORATED

SALEM RADIO PROPERTIES, INC.

SCA LICENSE CORPORATION

SRN NEWS NETWORK, INC.

SRN STORE, INC.

as Guarantors

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

[Signature Page to Purchase Agreement]

The foregoing Purchase Agreement is hereby confirmed and accepted by the Purchasers as of the date first above written.

THE PURCHASERS:

AG SUPER FUND MASTER, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

AG CATALOOCHEE, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

AG CORPORATE CREDIT OPPORTUNITIES FUND, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

AG CAPITAL SOLUTIONS SMA ONE, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

AG CREDIT SOLUTIONS NON-ECI MASTER FUND, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Purchase Agreement]

AG MM, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

AG CENTRE STREET PARTNERSHIP, L.P.
By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Purchase Agreement]

SCHEDULE A

Aggregate principal commitment amount of the Purchasers

SCHEDULE B

SCHEDULE C

Financing Statements

SCHEDULE RR

SALEM STATION LIST

EXHIBIT A

Form of Indenture

ANNEX I

Resale Pursuant to Regulation S or Rule 144A. Each Purchaser understands that:

Such Purchaser agrees that it has not offered or sold and will not offer or sell the Securities in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act. Such Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Securities, except such advertisements as are permitted by and include the statements required by Regulation S.

Such Purchaser agrees that, at or prior to confirmation of a sale of Securities by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Securities were first offered to persons other than distributors in reliance upon Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act or to accredited investors in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Securities covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”

Annex I